Exhibit 99.1

C L I M A T E
C H A N G E
C O M M I T M E N T
A M E R I C A N    V A N G U A R D    C O R P O R A T I O N
W W W . A M E R I C A N—V A N G U A R D . C O M     |    J A N U A R Y    2 0 2 1

T A B L E O F C O N T E N T S
Our Commitment 1
Climate Risks 2
Products & Services 5
Our Technology 7
Our Climate Equity Plan 8

O U R C O M M I T M E N T
American Vanguard is committed to making enterprise-wide, progressive and measurable efforts toward helping to arrest the trend of global warming. In making decisions, taking actions and conducting our operations, we follow the principal of climate equity, which holds that climate change has three primary effects: generational, regional and individual. To that end, we believe that reducing our carbon footprint and, through our products and services, helping others to do the same, will advance climate equity consistent with the goal of a 2- degree warmer world as outlined in the Paris Agreement.
In the body of this commitment, we will cover climate risks to our operations as well as to our customers. We will then turn to how we are advancing climate equity through our products, services and technology. Finally, we will outline our future plan for climate equity target-setting, measurement and reporting.

C L I M A T E R I S K S
Our Operations
Our manufacturing locations in Los Angeles, California (including our research center); Axis, Alabama; Marsing, Idaho and Hannibal, Missouri supply about 50% of the goods that we sell globally. Over the past year, a record number of hurricanes and tropical storms (including Laura, Sally and Delta) have made landfall on the southern coast of Louisiana, Mississippi and Alabama (30 miles south of our Axis facility) and proceeded in a northerly direction. While not causing significant damage to our plant, these storms have caused flooding, power outages and damage to our employees’ homes in the region. Our safety personnel at the plant keep a constant watch for weather reports from the National Weather Service. Further, we have adopted a hurricane preparedness procedure, which includes measures to notify our employees, pause operations, secure our assets and staff the facility with a small “hurricane crew” to monitor the operation until the storm passes.
Similarly, our operations in Central America have been impacted by hurricanes and other storm systems of significance. At this writing, after having just endured Hurricane Eta, nearly five million people in Mexico, Honduras, Guatemala and Costa Rica are bracing for Hurricane Iota, the 2020 Atlantic hurricane season’s 30th storm. These storms present a risk to water supply, sanitation, food security, nutrition, health and logistics, among other things. In that sense, they affect not only our people, but also our ability to do business, which, in those regions, largely involves the distribution of goods.

C L I M A T E R I S K S
Our Operations (cont.)
In southern California our corporate headquarters, manufacturing facility and research center are in areas that are increasingly prone to wildfires. Indeed, in 2020 alone, over 4 million acres burned within the state, as compared to a five-year trailing annual average of about 900,000 acres. These were fueled in part by record-setting extreme heat, dryness and wind conditions, which have become increasingly adverse over the past several years. While these fires did not affect our operations, they did spur mandatory evacuations for some of our employees and significantly degraded air quality in the area. All our facilities have installed fire control equipment, adopted fire emergency protocols, and conduct fire drills periodically. In addition, our L.A.-based factory undergoes inspections by local fire authorities.
Other potential climate-related risks include flooding, particularly with respect to our Marsing, Idaho facility, which sits within several hundred feet of the Snake River, and our Hannibal, Missouri facility, which is located within the flood plain of the Mississippi River. We have not seen excessive flooding in either of these areas within the past 30 years. Further, the most likely source of such flooding would be rain activity over a period of weeks or months, which would provide an opportunity to take flood relief measures. Further, the company maintains insurance against both fire and flood risks at all its facilities.

C L I M A T E R I S K S Customer Risks Demand for our agricultural products ultimately comes from farmers, while sales volumes of non- crop products depends upon a wide range of users, including mosquito control districts, homeowners and service businesses, such as restaurants. In the recent past, domestic weather conditions have materially impacted our domestic markets. For the most part, these conditions have not followed predictable patterns. For example, extreme rainfall at the start of the 2019 planting season shortened and, in cases, prevented planting of row crops in the Midwest, which, in turn, reduced demand for our at-plant crop protection products. Similarly, longer-than-usual wintry conditions deferred the application of our soil fumigant products in the Pacific Northwest that year. At the same time, the southwestern cotton region experienced drought conditions, which reduced the need for our insect-control and yield harvest management products. Similarly, in 2020, excessive drought conditions in Texas reduced demand for our cotton products. Further, as mentioned above (in Our Operations), in connection with the unprecedented number of hurricanes and tropical storms in the Southeast, mosquito districts (customers of our adulticide product) experienced heavy demand for our adulticide. Outside of the US, Australian growers experienced a 3-year drought through 2019, which has just begun to subside, and, during 2020, many Brazilian growers (near Sao Paulo) and farmers in Northern Mexico endured unusually dry conditions.

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PRODUCTS & SERVICES

Products

In the interest of advancing the principles of climate equity, over the past several years, we have expanded our portfolio to include multiple eco-friendly solutions, both in terms of products and technology. Our Envance technology platform, which we acquired incrementally over the course of 2010-2018, develops and commercializes a range of insect control products that leverage patented combinations of essential oils (e.g., geraniol, lemongrass) and other natural compounds that control invertebrate pests by targeting specific biological receptors that are not active in mammals, but are highly active in insects. This mode of action enables Envance to develop product solutions that are highly effective against insects while being safe for people and pets. Envance also licenses its technology platform and products to Procter & Gamble, which markets them commercially in their Zevo® line of family-safe consumer insect control products. Envance is in the process of expanding their product portfolio and technology into other markets, such as turf, ornamental, professional pest control and agriculture and has developed a new herbicide platform that will deliver a range of weed control solutions that are safe for people and pets.

Further, in connection with our acquisition of Agricenter in 2017 (a business that operates across several Central American countries) we obtained the Greenplants® product line, which is a proprietary micronutrients business. Our developers work with regional growers to tailor specific solutions for soil nutrition, thereby reducing the need for bulk use of nitrogen-laden fertilizers. In combination with our GreenPlants range, we develop via our L.I.F.E® field development station in Costa Rica, agronomic biosolutions under the AMGREEN® umbrella brand targeted at crops such as bananas, citrus, pineapple, coffee and tobacco to meet changing consumer demands for greener input solutions into the production process. These products also complement our line of biological solutions for use in nursery and greenhouse settings that we market under the umbrella brand OHP Biosolutions, which were part of the OHP business that we also acquired in 2017.

Greenplants®
LIDERANDO EL CRECIMIENTO

ENVANCE
TECHNOLOGIES™
An American Vanguard Company

P R O D U C T S & S E R V I C E S Products (cont.) Most recently, in 2020 we acquired the Agrinos companies, which manufacture and distribute biological “High Yield Technology” solutions into multiple regions. Agrinos has three manufacturing facilities: one in Portland, Oregon (which ferments a consortium of 22 bacteria species that enhances root biomass function with multiple effects, including nitrogen fixation); the second in Mexico (which manufactures a solution consisting in part of chitinous material from the shells of shrimp that are harvested locally) and the third in India (which makes an endomicorrhiza microbial product that facilitates the absorption of nutrients and water and is marketed regionally, including to the Indian government). The Agrinos products help enhance soil resiliency, soil health and root structure; minimize plant stress; promote increased yield and, by virtue of their nitrogen fixation attributes, permit reduced use of fertilizers and the potential generation of nitrous oxide. Our biological and bionutritional products also serve to enhance carbon sequestration, which is a key consideration in reduction of GHGs (specifically, carbon dioxide) in agricultural applications. Insofar as these products support the soil’s microbial community, plants more efficiently draw carbon dioxide from the atmosphere for their use in photosynthesis. We expect that our biological and bionutritional products will be among the fastest growing lines in the near term. During our Q3 2020 earnings call, we announced that we have placed these products and our Envance line within our Green Solutions Platform. By aggregating these products, we can address our markets in a more comprehensive fashion and cross- sell our entire product line into multiple regions. This, in turn, is consistent with furthering interregional climate equity. 7

O U R T E C H N O L O G Y In addition to our products, we have invested heavily into precision application technology, most notably the SIMPAS® system, which is a patented platform for the at- plant application of multiple inputs at variable rates (by row) based on agronomic recommendations such that the grower uses only what is needed, precisely where it is needed – in one pass. The system is designed to automatically follow an agronomist’s prescription for the types of inputs (e.g., crop protection, nutritional, biological, fertilizer) that would be most needed in each portion of a given field, based upon past yield data, field characteristics and input properties, to maximize yield and quality while reducing the environmental footprint. With SIMPAS, rather than applying a uniform amount of a given crop input – for example, a nematicide – on the entire field, the grower can apply it only where needed. Thus, there is far less material dispensed (as compared to current technology), far less product residue in the field and far lower risk of product in water runoff. In addition, because the grower can apply multiple inputs at the same time in one pass, use of SIMPAS obviates the need for having to make serial applications of different products onto the same field. This, in turn, reduces the number of hours of operation for farm equipment and concomitantly the level of carbon monoxide and other emissions. In addition, SIMPAS products are packaged in our patented SMARTCartridge® containers which are self- contained, closed-delivery containers that can be returned and reused multiple times over their 10+ year lives. In addition, SMARTCartridges are fitted with RFID tags which continuously record the quantity of product dispensed and remaining in the container. Also, in conjunction with our Ultimus® tracking technology, we can track a product from factory to field and back and calculate an auto-credit to the farmer for unused product. These packaging and tracking systems significantly reduce the waste typically associated with disposable containers and provide unprecedented traceability of crop inputs for the farmer. Pictured above is a 16-row SIMPAS planting unit.

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AMERICAN VANGUARD


2020

OUR CLIMATE EQUITY PLAN

Our commitment to climate equity starts with our board of directors and, through management, informs the everyday decisions that we make in operating our business. At the time of this publication, we are defining a written plan for attaining climate equity through both our operations and product offerings. The first step of this inquiry is to survey our operations, processes, equipment, raw materials and emissions to identify areas that can be addressed to improve our carbon footprint. After completing this analysis, we will identify the types of measures that we can take – for example, use of alternate materials and renewable energy sources or installation of filtering systems – to effect that improvement. We will establish targets for levels of improvement, appropriate timetables, and methods of measurement. Finally, we will report on the plan, the targets and our progress regularly.

With respect to our products and technology, we will have a separate sort of inquiry. To start, we will begin reporting on the number of acres being treated with our Green Solution products and the regions into which they are being sold. Similarly, with SIMPAS, we will quantify the acres treated in field trials and then on a commercial basis with a focus on hours of equipment operation per acre (as compared to conventional application systems). Over time, we will develop metrics to capture, in the case of products, the relative benefit on a per-acre basis of carbon sequestration and nitrogen fixation benefit, and, in the case of SIMPAS, the relative CO_2 benefit from using our system.

CLOSING THOUGHTS

At American Vanguard, we believe that all of us have a responsibility to make the planet a better place than we found it. In future reports, we will share the results of the work that we are doing toward enhancing climate equity both now and in the future, throughout the globe and among individuals.

American Vanguard Corporation Corporate Address: 4695 MacArthur Court, Suite 1200 Newport Beach, CA 92660 american-vanguard.com